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                                                                    EXHIBIT 12.1

                        ALPHARMA INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (In thousands, except for ratio data)

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
                                                                                                      Three months
                                                             Years ended December 31,                ended March 31,
                                              ----------------------------------------------------   --------------
                                                1993       1994       1995       1996       1997         1998
                                                ----       ----       ----       ----       ----         ----
Income before provision
  for income taxes                            $ 17,098   $  1,736   $ 30,228   $(16,226)  $ 27,750     $  8,719
Add:
  Portion of rents representative of
   the interest factor                           1,700      1,838      1,858      2,193      1,942          448
  Interest on indebtedness                      14,996     15,355     21,993     19,976     18,581        4,490
  Amortization of debt expense                     209        246        302        302        309           75
  Amortization of interest capitalized             297        313        386        397        380          100
                                              ----------------------------------------------------   --------------
       Income as adjusted                     $ 34,300   $ 19,488   $ 54,767   $  6,642   $ 48,962   $   13,832
                                              ====================================================   ==============
Fixed charges
  Interest on indebtedness (a)                $ 14,996   $ 15,355   $ 21,993   $ 19,976   $ 18,581   $    4,490
  Interest capitalized (b)                         262        722        318        572        407          157
  Amortization of debt expense (c)                 209        246        302        302        309           75
  Rent expense                                   5,099      5,513      5,574      6,578      5,825        1,343
  Portion of rents representative of
   the interest factor (d)                       1,700      1,838      1,858      2,193      1,942          448
                                              ----------------------------------------------------   --------------
       Fixed charges (a+b+c+d)                $ 17,167   $ 18,161   $ 24,471   $ 23,043   $ 21,239   $    5,170
                                              ====================================================   ==============
Ratio of earnings to fixed charges                2.00       1.07       2.24        ---       2.31         2.68
                                              ====================================================   ==============
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